Exhibit 99.1

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2013 Fourth Quarter
and Full Year Results

OXNARD, CA, April 25, 2013 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fourth quarter and full year ended February 28, 2013. Highlights for the quarter and fiscal year include:

  Consolidated fourth quarter revenue of $48.4 million, up 29% year-over-year, with Wireless Datacom revenue up 45%; GAAP-basis net income of $32.6 million, or $1.06 per diluted share including a non-recurring fourth quarter income tax benefit of $29.2 million; Adjusted Basis (non-GAAP) net income of $4.8 million, or $0.16 per diluted share.
  Consolidated fiscal year revenue of $180.6 million, up 30% year-over-year with Wireless Datacom revenue up 41%; GAAP-basis net income of $44.6 million or $1.49 per diluted share including the $29.2 million tax benefit; Adjusted Basis (non-GAAP) net income of $20.4 million, or $0.68 per diluted share.
  Net cash from operations for fiscal 2013 of $16.6 million.
  Wireless Matrix acquired in March 2013 for a cash payment of approximately $47 million net of cash acquired.

Commenting on the full year results, Michael Burdiek, CalAmp's President and Chief Executive Officer said, “Fiscal 2013 was a transformative year for CalAmp highlighted by consolidated revenue growth of 30%, significantly improved profitability and a key acquisition consummated just after year-end that accelerates our strategic roadmap. At the top line, our performance was driven by a 41% year-over-year revenue increase in our Wireless Datacom segment, due to continued strong demand for our Mobile Resource Management (MRM) products and growing contributions from our energy, rail and public safety verticals. The strong revenue growth and improving gross margins resulted in accelerating profitability in fiscal 2013, with non-GAAP earnings per share doubling compared to last year.”

Mr. Burdiek added, “We continue to see a healthy order pipeline to support our growth objectives that should deepen our presence in existing markets and provide opportunities to expand into promising new vertical applications. And in a strategic step to expand our addressable market and move further up the MRM value chain, in early March we acquired and are rapidly integrating the operations of Wireless Matrix. This acquisition helps position CalAmp as a leading provider of integrated hardware and software solutions within our core verticals, expands our recurring revenue stream and enhances our future growth prospects.”

Commenting on the fourth quarter performance, Mr. Burdiek stated, “Our strong fourth quarter financial results were due to a 45% year-over-year revenue increase in our Wireless Datacom segment. This record-setting revenue was the result of continued strong customer demand for our MRM products and services, significant contributions from our customers in energy markets and improving demand for our public safety solutions. We also saw strong growth in international sales during the quarter across most of our core verticals. In the Satellite segment, we continue to be pleased with the performance and contribution of this business to our bottom-line results.”

CalAmp Reports Fiscal 2013 Fourth Quarter and Full Year Results
April 25, 2013

Fiscal 2013 Fourth Quarter Results
Total revenue for the fiscal 2013 fourth quarter was $48.4 million compared to $37.6 million for the fourth quarter of fiscal 2012, an increase of 29%. Wireless Datacom revenue increased to $37.3 million from $25.7 million in the same period last year, and Satellite revenue was $11.1 million compared to $12.0 million in the fourth quarter last year.

Consolidated gross profit for the fiscal 2013 fourth quarter was $15.1 million, an increase of $4.5 million over the same quarter last year that was primarily driven by higher revenue. The consolidated gross margin percentage was 31.1% in the fiscal 2013 fourth quarter, up from 28.2% in the fourth quarter last year. The increase in the consolidated gross margin percentage reflects the higher proportion of total revenues represented by the Wireless Datacom segment in fiscal 2013 versus the prior year.

GAAP-basis net income for the fiscal 2013 fourth quarter was $32.6 million, or $1.06 per diluted share. During the fourth quarter of fiscal 2013, the Company recognized an income tax benefit of $29.2 million as a result of eliminating the deferred tax asset valuation allowance associated with net operating loss and tax credit carryforwards that are expected to be utilized in future years. Excluding this income tax benefit, net income in the fourth quarter would have been $3.4 million or $0.11 per diluted share, compared to net income of $1.6 million, or $0.06 per diluted share, in the fourth quarter of last year.

Non-GAAP net income for the fiscal 2013 fourth quarter was $4.8 million, or $0.16 per diluted share, compared to non-GAAP net income of $2.6 million or $0.09 per diluted share for the same quarter last year. Non-GAAP earnings excludes the impact of intangibles amortization, stock-based compensation and acquisition-related expenses, and includes an income tax provision that reflects the income taxes paid or payable based on the non-GAAP pretax income for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
At the end of fiscal 2013, the Company had cash and cash equivalents of $63.1 million, which included net proceeds of $44.8 million from a public stock offering in the fourth quarter, and total bank debt of $1.8 million. Shortly after the end of the fiscal 2013, CalAmp completed the previously announced acquisition of Wireless Matrix for a cash payment of approximately $47 million net of cash acquired, and also entered into a new bank term loan for $5 million. Giving pro forma effect to these two transactions as if they had both occurred at the end of fiscal 2013, the year-end balances of cash and bank debt would have been $19.6 million and $5 million, respectively. The pro forma net cash balance (cash less bank debt) of $14.6 million at the end of fiscal 2013 represents an increase of $12.0 million over the net cash balance at the end of fiscal 2012.

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CalAmp Reports Fiscal 2013 Fourth Quarter and Full Year Results
April 25, 2013

Cash provided by operating activities was $5.8 million in the fourth quarter and $16.6 million for fiscal 2013 as a whole. After giving pro forma effect to the aforementioned new $5 million bank term loan, the unused borrowing capacity on the Company’s bank revolver at the end of fiscal 2013 was $10 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “We enter fiscal 2014 with continued strong customer demand across most of our key market verticals. In addition, the Wireless Matrix acquisition is expected to accelerate our growth prospects, improve our competitive position and increase our subscription and SaaS-based revenues. We expect the second half of fiscal 2014 to be much stronger than the first half, as some of the recently announced opportunities begin ramping and operating expenses revert to a more normalized level as a result of synergies and expense reductions associated with the Wireless Matrix integration.”

Mr. Burdiek continued, “We expect first quarter consolidated revenue in the range of $50 to $54 million. We anticipate Wireless Datacom revenue in the first quarter will be significantly higher on both a year-over-year and a sequential quarter basis. The revenue contribution from Wireless Matrix business is expected to more than fully offset a projected lull in shipments of Positive Train Control radios in the first quarter. Satellite revenue in the first quarter is expected to be up on a sequential quarter basis and relatively flat on a year-over-year basis.”

Mr. Burdiek concluded, “At the bottom line, we expect first quarter GAAP-basis net income in the range of $0.01 to $0.05 per diluted share and non-GAAP net income in the range of $0.11 to $0.15 per diluted share. We also expect that our first quarter GAAP-basis operating results will be impacted by transaction and integration expenses of approximately $0.6 million arising from the Wireless Matrix acquisition.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fourth quarter and full year financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 1-877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 411337. An audio replay will be available through May 2, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and entering the Conference ID # 411337.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp Corp. (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex machine-to-machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently analyzing business critical data and desired intelligence from high-value fixed and mobile remote assets. For more information, please visit www.calamp.com.

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CalAmp Reports Fiscal 2013 Fourth Quarter and Full Year Results
April 25, 2013

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the automatic federal budget cuts required pursuant to the sequester that took effect on March 1, 2013, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, integration issues that may arise in connection with the Wireless Matrix acquisition that was consummated on March 4, 2013, and other risks or uncertainties that are described in the Company’s Annual Report on Form 10-K that was filed today with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
VP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

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CalAmp Reports Fiscal 2013 Fourth Quarter and Full Year Results
April 25, 2013

CAL AMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2013	2012	2013	2012
	/---------(Unaudited)----------/
Revenues	$48,391	$37,621	$180,579	$138,728
Cost of revenues	33,341	27,028	123,686	96,709
Gross profit	15,050	10,593	56,893	42,019
Operating expenses:
Research and development	3,898	2,923	14,291	11,328
Selling	3,762	2,885	12,725	11,060
General and administrative	3,305	2,849	12,154	10,984
Intangible asset amortization	476	305	1,743	1,277
	11,441	8,962	40,913	34,649
Operating income	3,609	1,631	15,980	7,370
Non-operating income (expense):
Interest expense, net	(171)	(45)	(487)	(1,261)
Foreign currency translation account write-off	-	-	-	(801)
Other income (expense), net	(31)	74	(45)	(29)
Non-operating income (expense), net	(202)	29	(532)	(2,091)
Income before income taxes	3,407	1,660	15,448	5,279
Income tax benefit (provision)	29,223	(18)	29,178	(61)
Net income	$32,630	$1,642	$44,626	$5,218

Earnings per share:
Basic	$1.09	$0.06	$1.54	$0.19
Diluted	$1.06	$0.06	$1.49	$0.18

Shares used in computing earnings per share:
Basic	29,858	27,881	28,886	27,658
Diluted	30,800	28,870	29,982	28,458

BUSINESS SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2013	2012	2013	2012
	/---------(Unaudited)----------/
Revenues
Wireless DataCom	$37,325	$25,656	$139,503	$99,121
Satellite	11,066	11,965	41,076	39,607
Total revenues	$48,391	$37,621	$180,579	$138,728

Gross profit
Wireless DataCom	$13,219	$9,145	$50,005	$38,632
Satellite	1,831	1,448	6,888	3,387
Total gross profit	$15,050	$10,593	$56,893	$42,019

Operating income (loss)
Wireless DataCom	$3,951	$2,036	$16,844	$11,564
Satellite	784	599	3,111	(292)
Corporate expenses	(1,126)	(1,004)	(3,975)	(3,902)
Total operating income	$3,609	$1,631	$15,980	$7,370

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CalAmp Reports Fiscal 2013 Fourth Quarter and Full Year Results
April 25, 2013

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	February 28,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$63,101	$5,601
Accounts receivable, net	19,111	14,383
Inventories	13,516	10,057
Deferred income tax assets	6,400	5,425
Prepaid expenses and other current assets	4,641	4,323
Total current assets	106,769	39,789
Property, equipment and improvements, net	2,778	1,761
Deferred income tax assets, less current portion	34,616	6,412
Goodwill	1,112	-
Other intangible assets, net	4,603	2,738
Other assets	893	781

	$150,771	$51,481

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$2,261	$1,100
Accounts payable	11,871	9,523
Accrued payroll and employee benefits	5,298	4,405
Deferred revenue	6,410	6,305
Other current liabilities	3,109	2,268

Total current liabilities	28,949	23,601

Long-term debt	2,434	1,900
Other non-current liabilities	1,839	1,003

Stockholders' equity:
Common stock	350	287
Additional paid-in capital	202,368	154,485
Accumulated deficit	(85,104)	(129,730)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	117,549	24,977

	$150,771	$51,481

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CalAmp Reports Fiscal 2013 Fourth Quarter and Full Year Results
April 25, 2013

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Year Ended
	February 28,
	2013	2012
Cash flows from operating activities:
Net income	$44,626	$5,218
Depreciation and amortization	2,764	2,447
Stock-based compensation expense	2,910	2,375
Non-cash interest expense	397	747
Write-off of cumulative foreign currency translation account	-	801
Deferred tax assets, net	(29,231)	-
Changes in operating working capital	(4,883)	825
Other	14	19

Net cash provided by operating activities	16,597	12,432

Cash flows from investing activities:
Capital expenditures	(1,852)	(1,076)
Navman Wireless asset purchase agreement	(1,000)	-
Collections on note receivable	462	566
Other	(8)	-

Net cash used in investing activities	(2,398)	(510)

Cash flows from financing activities:
Proceeds from issuance of common stock	44,784	-
Proceeds (repayments) of bank line of credit	-	(7,489)
Proceeds (repayments) of bank term loan	(1,200)	3,000
Repayments of notes payable	(535)	(5,000)
Payment of debt issue costs	-	(65)
Taxes paid related to net share settlement of vested equity awards	(2,560)	(1,035)
Proceeds from exercise of stock options and warrants	2,812	27

Net cash provided by (used in) financing activities	43,301	(10,562)

Net change in cash and cash equivalents	57,500	1,360

Cash and cash equivalents at beginning of period	5,601	4,241

Cash and cash equivalents at end of period	$63,101	$5,601

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CalAmp Reports Fiscal 2013 Fourth Quarter and Full Year Results
April 25, 2013

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited, in thousands except per share amounts)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Year Ended
	February 28,		February 28,
	2013	2012	2013	2012
GAAP basis pretax income	$3,407	$1,660	$15,448	$5,279

Amortization of intangible assets	476	305	1,743	1,277
Stock-based compensation expense	618	638	2,910	2,375
Write-off of cumulative foreign currency translation account	-	-	-	801
Acquisition expenses	305	-	305	-
Pretax income (non-GAAP basis)	4,806	2,603	20,406	9,732

Income tax provision (non-GAAP basis) (a)	(9)	(18)	(54)	(61)
Adjusted Basis net income	$4,797	$2,585	$20,352	$9,671

Adjusted Basis net income per diluted share	$0.16	$0.09	$0.68	$0.34

Weighted average common shares outstanding
on diluted basis	30,800	28,870	29,982	28,458

(a)	The non-GAAP income tax provision reflects the income taxes paid/payable (or received/receivable) based on on the non-GAAP pretax income for the period. The Company has net operating loss carryforwards to offset the pre-tax book income.

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